Exhibit 99.1

  Peerless Concludes ABCO Acquisition

  February 28, 2000 10:25 AM
  DALLAS, Feb. 28 /PRNewswire/ -- Peerless Mfg. Co. PMFG , a designer and manufacturer of environmental protection equipment and separation and filtration equipment used in the electric utility, petroleum, natural gas and petrochemical industries, announces the successful conclusion of the acquisition of substantially all of the assets of ABCO Industries, Inc. ABCO, which Peerless purchased for $1.7 million, will be a subsidiary of Peerless Mfg. Co. and will operate as a separate division. ABCO has been a successful and well respected supplier of quality fire-tube and water-tube packaged boilers for many years. Sherrill Stone, chairman of Peerless, says that this acquisition will serve primarily to provide the added engineering and manufacturing capacity to meet current demands from the rapid growth of its environmental products. Peerless also anticipates added opportunities with this acquisition for revenue growth as it intends to continue the core boiler business of ABCO.